Exhibit 5.1 and 23.2

CHACHAS LAW GROUP P.C. Attorneys at Law 2445 Fifth Avenue, Suite 440 San Diego, California 92101	Telephone: (619) 239-2900 Facsimile: (619) 239-2990

December 23, 2001

Rocap Marketing Inc.

6490 W. Dessert Inn Road

Las Vegas, Nevada 89145

Re:   Registration Statement on Form S-1

Ladies and Gentleman:

We have acted as counsel for Rocap Marketing Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale from time to time by selling stockholders of a total of 2,875,667 shares (the “Shares”) of the Company’s common stock, par value of $0.001 per share (the “Common Stock”), issued by the Company pursuant to Regulation S of the Act.

In connection herewith, we have examined and relied without independent investigation as to matters of fact upon certificates of public officials, statements and certificates of officers of the Company and originals or copies of the Registration Statement, the Articles of Incorporation, and the By-laws of the Company represented to us by officers of the Company as being true, correct and complete and minutes of all pertinent meetings and actions of the stockholders and the Board of Directors of the Company.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies

We do not express any opinion herein concerning any laws other than the laws of the State of Nevada.  No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state of the United States or any foreign jurisdiction.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws of the State of Nevada be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.

Based upon, subject to and limited by the foregoing, we are of the opinion and so advise you that the issuance of the Shares has been duly authorized and, when issued, delivered and fully paid for in accordance with the terms of the option agreements pursuant to which the Options were issued, such Shares are or will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Chachas Laws Group P.C.

Chachas Law Group P.C.